Exhibit 10.3

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into as of May 28, 2020 (the “Effective Date”), by and between Bitwise Index Services, LLC, a Delaware Limited Liability Company (“Licensor” or “Bitwise Index Services”), and Bitwise Investment Advisers, LLC Sponsor of the Bitwise 10 Crypto Index Fund (“Licensee” or “Bitwise Investment Advisers” and “the Fund,” and together with Licensor, the “Parties”, and each a “Party”).

WHEREAS, the Licensor and the Licensee are both wholly controlled subsidiary entities and Affiliates of Bitwise Asset Management, Inc. (“the Parent Company”); and

WHEREAS, the Licensor is a subsidiary Affiliate engaged in the business of the creation, calculation, dissemination, and marketing of Bitwise Products and has control and rights to such Products delegated by the Parent Company; and

WHEREAS, the Licensee is a subsidiary Affiliate engaged in the business of Sponsoring and managing cryptocurrency funds and asset management products; and

WHEREAS, the Parent Company is the sole and exclusive owner and has sole and exclusive control of the entire right, title and interest in both subsidiary Affiliates and therefore to the Bitwise Products; and

WHEREAS, Licensee desires to acquire a license to use the Bitwise Product as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties hereby agree as follows:

1. DEFINITIONS

a. “Affiliates” of an entity or person shall mean all current and future entities or persons under common control with, controlled by, or in control of such entity or person; where control of such entity means owning directly or indirectly, more than fifty percent (50%) of the equity securities or other equity interest granting voting rights exercisable in electing the management of such entity, for so long as such ownership exists.

b. “Bitwise Products” shall mean Bitwise 10 Large Cap Crypto Index and any indices and other products derived from those indices created, marketed or distributed by or on behalf of the Licensor which may be added from time to time to this list with the mutual consent of the Licensor and Licensee.

c. “Change of Control” shall mean a merger, acquisition, or other change in the ownership of more than 50% of the voting interest of the Licensor or Licensee, or the sale of all or substantially all of the Licensor’s or Licensee’s business or assets.

d. “License Term” shall mean the period commencing as of the Effective Date and continuing in perpetuity, subject to earlier termination as provided in Section 4.

e. “Licensed Rights” shall mean the rights licensed by Licensor to Licensee under this License Agreement.

2. GRANT OF LICENSE a. License Grant.

(1) Products. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, a limited, non-exclusive, non-transferable, revocable, license to use the Bitwise Products, particularly the Bitwise 10 Large Cap Crypto Index, for the purpose of using as the benchmark index for the Fund.

b. License Restrictions. Except as otherwise permitted hereunder, Licensee agrees that it will not directly or indirectly, whether through any parent, subsidiary, Affiliate, agent or otherwise, sell, lease, license, sublicense, transfer or assign any of the Licensed Rights, any portion thereof, or otherwise grant any rights with respect thereto.

c. Reservation of Rights. This Agreement does not grant, authorize or imply any rights of use other than those expressly set forth herein. Without limiting the foregoing, Licensor reserves the right under all of its intellectual property rights, whether presently existing or existing in the future, to make, have made, develop, market, license, sell, and distribute any products, and to use and license and otherwise grants rights with respect to the Bitwise Products for any and all uses.

d. Ownership. Licensor retains sole ownership of the Bitwise Products and all right, title, and interest therein. Licensee acknowledges and agrees that it is acquiring only a limited right to use the Bitwise Products, as licensed hereunder.

3. LICENSE FEES. In exchange for the grant of the License, during the License Term, Licensee shall pay Licensor no license fee.

4. TERM AND TERMINATION.

a. This Agreement shall commence upon the Effective Date and continue until it is terminated by the Licensor.

b. Notwithstanding the foregoing, this Agreement may be terminated by the Licensee upon giving notice thereof if (i) it believes in good faith that (a) material damage or harm is occurring to its reputation or goodwill by reason of the licensing or use of the Licensed Rights, (b) Licensee’s use of the Licensed Rights is not in full compliance with all applicable laws, regulations, rules, regulations, orders or directives of any court or any regulatory, legislative or administrative body or self-regulatory organization; (c) Licensor is not legally permitted to continue to compile and publish or allow others to use any of the Bitwise Products; or (d) there is any threatened or pending litigation or legal action against the Licensor or Licensee or any other Person relating to its licensing or use of the Bitwise Products.

c. Rights Upon Termination. Upon termination, all rights of Licensee granted hereunder shall terminate immediately, Licensee shall cease use of the Licensed Rights.

d. Survival. The following provisions hereof survive termination of this Agreement: Sections 5, 6, and 7.

e. Licensor Partial Termination Rights. Licensor has the right to cease to compile and publish any data or information included within the Bitwise Products. Licensor shall give Licensee at least 5 days advance notice of any such termination. In such event, the Licensed Rights shall automatically be terminated by Licensor as to such Bitwise Products, data or information on such termination date, and, if no adequate replacement is provided by Licensor, Licensee shall have the right to terminate this Agreement as of the date of such notice.

5. LIABILITY.

a. No Liability. Licensor makes no representations or warranties with respect to the suitability, appropriateness or merchantability of fitness of using the Licensed Rights and Licensor shall have no liability to any person or entity with respect to the use of the Licensed Rights by Licensee.

b. Indemnification. The Licensee shall indemnify Licensor and its Affiliates from any and all claims, demands, causes of action, debts, costs, damages, expenses (including attorneys’ fees), losses, obligations and liabilities arising, directly or indirectly, from the License and/or the Licensee’s use of the Licensed Rights (collectively, the “Losses.”)

6. COVENANTS OF LICENSEE. Licensee agrees as follows:

a. Licensee shall not at any time knowingly do anything which may in any way prejudice the rights of the Licensor, or which brings the Licensor into disrepute anywhere in the world.

b. Licensee shall comply with all applicable laws, rules, regulations and orders.

7. MISCELLANEOUS PROVISIONS.

a. Arbitration. Any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, will be determined by arbitration. The location of the arbitration will be San Francisco, California. The arbitration will be administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures. Disputes will not be resolved in any other forum or venue. The Parties agree that any arbitration will be conducted by a sole arbitrator who is experienced in dispute resolution regarding the securities or digital asset industry. Pre-arbitration discovery will be limited to the greatest extent provided by the rules of JAMS, the arbitration award will not include factual findings or conclusions of law, and no punitive damages will be awarded. Judgment may be entered upon any award granted in any arbitration in any court of competent jurisdiction in the county and state in which the prevailing Party maintains its principal office at the time the award is rendered, or in any other court having jurisdiction.

b. Governing Law. This Agreement is governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

c. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement should be invalid under applicable law, such provision or portion of such provision shall be ineffective to the extent of such invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

d. Waiver. A provision of this Agreement may be waived only by a written instrument executed by the Party entitled to the benefit of such provision. The failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s right at a later time to enforce the same. A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

e. Subject Headings; Counterparts. The subject headings of the sections of this Agreement are included for the purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions. This Agreement may be executed in counterparts. Each executed counterpart may be delivered to the other Parties by facsimile and copies bearing the facsimile signature of a Party will constitute a valid and binding execution and delivery of this Agreement.

f. Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, communications and understandings between them with respect thereto. No modification or amendment of this Agreement shall be effective without the mutual written agreement of Licensor and Licensee.

g. Independent Contractors. The relationship of Licensor and Licensee established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give any Party the power to direct and control the day-to-day activities of the other, (ii) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow any Party to create or assume any obligation on behalf of any Party for any purpose whatsoever.

h. Nonassignability and Binding Effect. Each Party agrees that its rights and obligations under this Agreement may not be transferred or assigned without the prior written consent of each Party hereto. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors, and assigns.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.

LICENSOR

Bitwise Index Services, LLC

By:	/s/ Hunter Horsley
Name: Hunter Horsley
Title: President

LICENSEE

Bitwise Investment Advisers, LLC

By:	/s/ Hunter Horsley
Name: Hunter Horsley
Title: President